Item 27. Exhibit (h) i. f. 1. ii.

AMENDMENT TO PARTICIPATION AGREEMENT

THIS AMENDMENT dated December 23, 2014 and effective as of May 1, 2014 (“Amendment”), amends the Participation Agreement dated April 26, 2006, as amended (“Agreement”), by and among C.M. Life Insurance Company (“CML” or the “Company”), a life insurance company organized under the laws of the State of Connecticut, on its own behalf and on behalf of its Separate Accounts (the “Account(s)”) as listed on the Schedule A of the Agreement, Voya Investors Trust (formerly known as “ING Investors Trust”) (“Trust”), and Voya Investments Distributor, LLC (formerly known as “ING Investments Distributor, LLC”) (“Distributor”).

WHEREAS, the Trust and its series of portfolios and the Distributor have changed their respective names; and

WHEREAS, the parties desire to clarify the Agreement to (1) reflect the renaming of the Trust and its series of portfolios and the Distributor; and (2) Update NASD to FINRA; (3) add a new Article XII- Use of Name; (4) replace the address for the Trust and Distributor under Article XIII- Notices; (5) replace Amended Schedule B dated January 17, 2014; and (6) replace Schedule D.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

1.	All references to “ING Investments Distributor, LLC” in the Agreement are hereby deleted and replaced with “Voya Investments Distributor, LLC”. References to the “Distributor” shall mean “Voya Investments Distributor, LLC”.
2.	All references to “ING Investors Trust” in the Agreement are hereby deleted and replaced with “Voya Investors Trust”. References to the “Trust” shall mean “Voya Investors Trust”.

3.	All references to “National Association of Securities Dealers” or “NASD” in the Agreement are hereby deleted and replaced with “Financial Industry Regulatory Authority” or “FINRA”, respectively.

4.	Articles XII, XIII, and XIV, and all references to these Articles throughout the Agreement, are now named Articles XIII, XIV, and XV, respectively. A new Article XII is added to the Agreement as follows:

ARTICLE XII- Use of Names

(a)	Except as otherwise expressly provided for in this Agreement, the Trust and Distributor shall not use any trademark, trade name, service mark, or logo of the Company, or any variation of any such trademark, trade name, service mark, or logo without the Company’s prior written consent, which consent may not be unreasonably withheld. Such consent shall be requested in writing and consent shall be given or denied, in writing, within ten (10) business days.

(b)	Except as otherwise expressly provided for in this Agreement, the Company shall not use any name, trademark, trade name, service mark, or logo, or any variation of such trademark, trade name, service mark, or logo of the Trust or Distributor, or any of their affiliated parties (collectively, for this Article XII, the “Voya Parties”) including but not limited to the mark

“Voya™” (collectively, the “Voya Marks”), without the prior written consent of the Voya Parties, which consent may not be unreasonably withheld. The Voya Parties hereby consent to the Company’s use of the Voya Marks during the term of the Agreement, subject to the terms of Article XII (c) and (d) of this Amendment. Such consent will terminate automatically when the Agreement is terminated pursuant to its terms.

(c)	At least ten (10) Business Days prior to Company’s use of a Voya Mark, Company will seek written permission from the Voya Parties for its use. No material containing a Voya Mark will be used until the Voya Parties consent in writing; provided, however, that the Voya Parties shall notify the Company in writing, within nine (9) Business Days of receipt (i) of its consent to use, or, (ii) of its reasonable objection to such use. The Voya Marks may be used and displayed only in the form approved by the Voya Parties in writing, which the Voya Parties may amend from time to time. If applicable, the Voya Parties may provide written branding standards and requirements with respect to the use of Voya Marks, and the Company will comply with all such branding standards and requirements. Upon the termination of the Agreement, or the earlier request of the Voya Parties, the Company shall immediately discontinue all use of the Voya Marks and return all Voya Marks to the Voya Parties or destroy them, as directed by the Voya Parties.

(d)	Notwithstanding anything contrary in the Agreement, to the extent that the Company uses the Voya logo, it must comply with the terms and conditions of the Voya™ Logo Agreement between Voya Services Company and CML effective as of December 22, 2014, as such agreement may be amended from time to time.

5. The address referenced for the Trust and the Distributor under Article XIII, Notices, (now, by way of this Amendment, Article XIV) is deleted and replaced with the following:

if to the Trust or Distributor:

Voya funds

7337 E Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258

Attn: Mutual Funds Operations

6. The existing Amended Schedule B dated January 17, 2014 is replaced with the attached Amended Schedule B dated as of May 1, 2014.

7. The existing Schedule D is replaced with the attached Schedule D dated as of May 1, 2014.

8. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

9. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same instrument.

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10. All other terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by their duly authorized signatories.

VOYA INVESTORS TRUST	VOYA INVESTMENTS DISTRIBUTOR, LLC

By: /s/ Robert P. Terris	By: /s/ Robert P. Terris

Name: Robert P Terris	Name: Robert P. Terris

Title: SVP	Title: Vice President

C.M. LIFE INSURANCE COMPANY on its

own behalf and on behalf of its Separate

Accounts referenced in Schedule A to the

Agreement

By: /s/ Jeffrey M. Dube

Name: Jeffrey M. Dube

Title: Vice President

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AMENDED SCHEDULE B

dated as of May 1, 2014

VY Clarion Global Real Estate Portfolio - Class S – As of the effective date of this Amendment, and subject to change, the Shareholder Service Fee is XXX% of average daily net assets of the Portfolio attributable to the Separate Accounts listed on Schedule A and is subject to the conditions set forth in Section 2.3 of Article II of the Agreement, and in item II in Schedule D, dated as of May 1, 2014 to the Agreement.

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SCHEDULE D

dated as of May 1, 2014

Schedule D dated as of May 1, 2014 (“Schedule D”), which may be amended from time to time as mutually agreed upon by the Company and the Distributor, constitutes an integral part of this Agreement to which it is attached. Capitalized terms used herein shall, unless otherwise noted, have the same meaning as the defined terms in the Agreement to which this Schedule D relates.

I.	Shareholder Services to Be Provided

The Company shall provide the shareholder services to the Trust, and any applicable portfolio of the Trust (“Portfolio”) as set out in Schedule D, as it may be amended from time to time, that are primarily intended to provide shareholder liaison services as set forth below.

The related shareholder services shall include without limitation:

(a) Teleservicing support in connection with existing investments in the Portfolios;

(b) Delivery and responding to inquiries respecting Trust prospectuses, reports, notices, proxies and proxy statements and other information respecting the Portfolios;

(c) Facilitation of the tabulation of variable contract owners’ votes in the event of a meeting of Trust shareholders;

(d) Receiving contract owners’ purchase and redemption requests for shares that reflect allocations to the Portfolio(s);

(e) Provision of support services including providing information about the Trust and its Portfolios and answering questions respecting the Trust and its Portfolios, including questions respecting variable contract owners’ interest in one or more Portfolios; and

(f) Provision of other services as may be agreed to from time to time.

II.	Shareholder Services Fees-Class S

(a) Subject to the qualifications below, as compensation for the services rendered herein, the Distributor will pay Company a quarterly Shareholder Service Fee at the rate set forth in each applicable Portfolio’s Prospectus and related Shareholder Service Plan. Distributor, or its affiliates, agrees to notify the Company within a commercially reasonable amount of time of any change to the applicable Portfolio’s Shareholder Service Fee that occurs after the date of this Amendment. The Company acknowledges that any Shareholder Service Fee compensation paid to it will only be derived from applicable amounts paid to the Distributor from the applicable Portfolio. The Company also acknowledges and agrees that the Distributor shall not be responsible for the payment of any such fee unless and until the Distributor has received such fee from the applicable Portfolio, and the Company agrees to waive payment of such fee unless and until the Distributor has received payment from the applicable Portfolio.

(b) The Distributor shall calculate the Shareholder Service Fee at the end of each calendar quarter and will make such payment, without demand or notice by the Company, within 30 days thereafter, in a manner mutually agreed upon by the parties from time to time.

(c) The parties to this Agreement recognize and agree that the Shareholder Service Fee payments hereunder are for shareholder related services and do not constitute payment in any manner for investment advisory services, and are not otherwise related to investment advisory expenses. The Company represents and warrants that the fees to be paid by the Distributor for services to be rendered by the Company pursuant to the terms of this Agreement are to compensate the Company for providing such shareholder related services to the Trust as described on this Schedule D and do not reimburse or compensate the Company for providing services with respect to the Contracts or any Separate Account, and are not duplicate of any services that the Company provides to the Trust.

(d) All Shareholder Service Fees are to be directed to the Company. Such payments should be made as follows:

By Automated Clearing House:
Bank:
ABA#:
Account Name:
Account Number:

(e) The Trust and/or the Distributor shall provide information that will enable the Company to properly account for the funds (i.e., company name, Portfolio, CUSIP, period covered, average net assets, etc.).